UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PLANET WEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5393399
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

1011 Southwest A Street, Suite 209

Bentonville, AR 72712

(Address of Principal Executive Office) (Zip Code)

Securities to be registered to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☒

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 024-12365

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.0001 per share

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Planet Wealth, Inc. is authorized to issue up to 100,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”). The holders of the Common Stock have equal ratable rights to dividends from funds legally available if and when declared by Planet Wealth’s board of directors (the “Board”) and are entitled to share ratably in all of Planet Wealth’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. The Common Stock does not provide the right to preemptive, subscription or conversion rights. Shares of the Common Stock are non-assessable and are not subject to any redemption or sinking fund provisions or rights. The Common Stockholders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Item 2. Exhibits.

2.1	Certificate of Incorporation, filed on April 30, 2018(1)
2.2	Certificate of Amendment of Certificate of Incorporation, filed on July 16, 2018(1)
2.3	Certificate of Amendment of Certificate of Incorporation, filed on November 14, 2019(1)
2.4	Certificate of Amendment of Certificate of Incorporation, filed on April 1, 2020(1)
2.6	Certificate of Amendment of Certificate of Incorporation, filed on May 12, 2021(1)
2.7	Certificate of Amendment of Certificate of Incorporation, filed on May 4, 2023(1)
2.9	Amended and Restated Bylaws(1)

(1)	Filed under the number indicated as an exhibit to the Company’s Regulation A Offering Statement on Form 1-A (Commission File No. 024-12365) and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PLANET WEALTH, INC.

May 29, 2024	By:	/s/ Lance Woodson
Lance Woodson, Chief Executive Officer

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